ARTICLES OF AMENDMENT
                                   relating to
                            SERIES A PREFERRED STOCK
                                       of
                           NORTHLAND CRANBERRIES, INC.

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                   Pursuant to Sections 180.0602 and 180.1002
                   of the Wisconsin Business Corporation Law

           ---------------------------------------------------------

     I, John Swendrowski, Chairman of the Board and Chief Executive Officer of Northland Cranberries, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the "Corporation"), in accordance with the provisions of Sections 180.0602 and 180.1002 thereof, DO HEREBY CERTIFY THAT:

     A. Pursuant to the authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation, as amended, and in accordance with Sections 180.0602 and 180.1002 of the Wisconsin Business Corporation Law, said Board of Directors adopted resolutions on November 1, 2001, creating a series of Preferred Stock, $.01 par value per share, of the Corporation, designated as Series A Preferred Stock.

     B. Said resolutions of the Board of Directors of the Corporation creating the series designated as Series A Preferred Stock provide that said series shall have such designation and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below:

                            Series A Preferred Stock

     1. Designation and Amount. The Corporation is authorized to issue a series of Preferred Stock, which is hereby designated as "Series A Preferred Stock." The number of shares of Series A Preferred Stock shall be limited to Two Million (2,000,000). The par value of the Series A Preferred Stock shall be $.01 per share.

     2. Dividends. If and when the Board of Directors declares a cash dividend on the shares of Class A Common Stock, then the holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, a cash dividend per share equal to the amount such holders would have received had such holder converted his or its Series A Preferred Stock into Class A Common Stock immediately prior to such distribution.

     3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, in money or money's worth, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock"; provided that the Series B Preferred Stock ranks junior to the Series A Preferred Stock and is therefore not Senior

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Preferred Stock) upon such liquidation, dissolution or winding up, an amount equal to the amount such holder would have received had such holder converted its Series A Preferred Stock into Class A Common Stock immediately prior to such distribution. The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

     4. Voting. Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 5 and Section 6 hereof), at each meeting of shareholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

     5.   Mandatory Conversion.

     Immediately upon the effectiveness of an amendment to the Corporation's Articles of Incorporation which has the effect of increasing the number of shares of Class A Common Stock that the Corporation is authorized to issue to a number sufficient to provide for the issuance of shares of Class A Common Stock upon conversion of all of the then issued and outstanding shares of Series A Preferred Stock in accordance with the terms hereof, each share of Series A Preferred Stock shall be automatically converted into fully-paid and nonassessable (except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law) shares of Class A Common Stock. The number of shares of Class A Common Stock into which each share of Series A Preferred Stock is convertible shall equal the Conversion Rate in effect at such time. The initial Conversion Rate shall be twenty-five (25), subject to adjustment as provided in
Section 6 hereof. Upon such automatic conversion, all shares of Series A Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate.

     6.   Anti-Dilution Provisions.

          (a) The Conversion Rate shall be subject to adjustment from time to time in accordance with this Section 6.

          (b) In case the Corporation shall at any time (i) subdivide the outstanding Class A Common Stock or (ii) issue a dividend on its outstanding Class A Common Stock payable in shares of Class A Common Stock, the Conversion Rate in effect immediately prior to such dividend or combination shall be proportionately increased by the same ratio as the subdivision or dividend. In case the Corporation shall at any time combine its outstanding Class A Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination.

          (c) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of


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     Class A Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Class A Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall have the right to acquire and receive upon conversion of the Series A Preferred Stock such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Class A Common Stock as would have been received upon conversion of the Series A Preferred Stock at the Conversion Rate then in effect.

     7. No Sinking Fund. Shares of Series A Preferred Stock shall not be entitled to any sinking fund.

     8. Other Terms. Shares of Series A Preferred Stock shall be subject to the other terms, provisions and restrictions set forth in the Articles of Incorporation with respect to the shares of Preferred Stock of the Corporation.

     C. No shares of Series A Preferred Stock have been issued as of the date hereof.

     D. The amendment creating the Series A Preferred Stock was adopted by the Board of Directors of the Corporation in accordance with Section 180.1002 of the Wisconsin Business Corporation Law and shareholder action was not required.

     E. These Articles of Amendment shall be effective as of 9:01 a.m. on November 5, 2001.

     IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment on behalf of the Corporation and does affirm the foregoing as true this 2nd day of November, 2001.


                                             NORTHLAND CRANBERRIES, INC.


                                             By:  John Swendrowski
                                                 -------------------------------
                                                  John Swendrowski
                                                  Chairman of the Board and
                                                  Chief Executive Officer

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     This instrument was drafted by and should be returned to Peter C. Underwood of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.



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